Exhibit 99.1

News Corp Announces Settlement Of Class Action Involving News America Marketing Division

New York, NY  –  February 29, 2016 – News Corp today announced the settlement of a class action lawsuit alleging various antitrust claims arising out of past operations at its News America Marketing division.

The company made the following statement:

"News America Marketing has consistently denied any wrongdoing in this case, which involves allegations relating to historical conduct reaching back as far as 1997.  We are pleased to have concluded this settlement, which allows us to avoid the expense and uncertainty of further litigating this matter.  While we had full confidence in our case, we believe this decision is in the best interests of our company and stockholders."

Under the terms of the settlement with the plaintiffs, who consist of consumer packaged goods companies, the company will pay approximately $250 million, and the pending litigation will be dismissed, subject to court approval.  Additionally the company will pay approximately $30 million to resolve related claims.

The case was first brought in December 2012, prior to the separation of News Corporation from 21st Century Fox in 2013.  The trial began today in the U.S. District Court for the Southern District of New York.

###

About News Corp
News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: http://www.newscorp.com.

Contacts
News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com